Exhibit 99.1

News Release

Corporate Communications

Media	Investors
Oscar Suris	Jim Rowe
704-383-4646/415-793-0669 Oscar.Suris@wellsfargo.com @OscarSurisWF	415-396-8216 Jim.Rowe@wellsfargo.com

Arati Randolph
704-383-6996/704-743-6968
Arati.Randolph@wellsfargo.com
@AratiRandolphWF

Wells Fargo Chairman, CEO John Stumpf Retires;

Board of Directors Elects Tim Sloan CEO, Director;

Appoints Lead Director Stephen Sanger Chairman,

Director Elizabeth Duke Vice Chair

SAN FRANCISCO, October 12, 2016 –Wells Fargo & Company (NYSE: WFC) announced today that Chairman and Chief Executive Officer John Stumpf has informed the Company’s Board of Directors that he is retiring from the Company and the Board, effective immediately. The Board has elected Tim Sloan, the Company’s President and Chief Operating Officer, to succeed him as CEO, and Stephen Sanger, its Lead Director, to serve as the Board’s non-executive Chairman, and independent director Elizabeth Duke to serve as Vice Chair. Sloan also was elected to the Board.

Sloan’s appointment to CEO and election to the Board are effective immediately. He will retain the title of President.

Sanger said, “John Stumpf has dedicated his professional life to banking, successfully leading Wells Fargo through the financial crisis and the largest merger in banking history, and helping to create one of the strongest and most well-known financial services companies in the world. However, he believes new leadership at this time is appropriate to guide Wells Fargo through its current challenges and take the Company forward. The Board of Directors has great confidence in Tim Sloan. He is a proven leader who knows Wells Fargo’s operations deeply, holds the respect of its stakeholders, and is ready to lead the Company into the future.”

Stumpf, a 34-year veteran of the Company, joined Wells Fargo in 1982 as part of the former Norwest Bank, becoming Wells Fargo’s CEO in June 2007 and its chairman in January 2010.

“I am grateful for the opportunity to have led Wells Fargo,” Stumpf said. “I am also very optimistic about its future, because of our talented and caring team members and the goodwill the stagecoach continues to enjoy with tens of millions of customers. While I have been deeply committed and focused on managing the Company through this period, I have decided it is best for the Company that I step aside. I know no better individual to lead this company forward than Tim Sloan.”

Sloan said, “It’s a great privilege to have the opportunity to lead one of America’s most storied companies at a critical juncture in its history. My immediate and highest priority is to restore trust in Wells Fargo. It’s a tremendous responsibility, one which I look forward to taking on, because of the incredible caliber of our people, and the opportunity we have to impact the lives of our millions of customers around the world. We will work tirelessly to build a stronger and better Wells Fargo for generations to come.”

Sloan joined Wells Fargo 29 years ago, launching a career that would include numerous leadership roles across the Company’s wholesale and commercial banking operations, including as head of Commercial Banking, Real Estate and Specialized Financial Services. He became president and COO in November 2015, when he assumed leadership over the Company’s four main business groups: Community Banking, Consumer Lending, Wealth and Investment Management and Wholesale Banking. Previously, he headed the Wholesale Banking group after serving as the Company’s Chief Financial Officer and, prior to that, as the Company’s Chief Administrative Officer.

Sanger has been a member of the Wells Fargo Board since 2003, serving as its Lead Director since 2012. Sanger also chairs the Governance and Nominating Committee and is a member of Human Resources Committee and Risk Committee. He was CEO of General Mills, Inc., a leading packaged food producer and distributor, from 1995 until 2007. He served as chairman of General Mills from 1995 to 2008. He also serves on the board of Pfizer Inc.

Duke has been a member of the Wells Fargo Board since 2015. She served as a member of the Board of Governors of the Federal Reserve System from 2008 to 2013, where she served as Chair of the Federal Reserve’s Committee on Consumer and Community Affairs and as a member of its Committee on Bank Supervision and Regulation, the Committee on Bank Affairs, and the Committee on Board Affairs. She also previously held senior management positions at banks including Wachovia and SouthTrust.

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About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.9 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 8,600 locations, 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 36 countries and territories to support customers who conduct business in the global economy. With approximately 268,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 27 on Fortune’s 2016 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Wells Fargo perspectives are also available at Wells Fargo Blogs and Wells Fargo Stories.

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